UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
May 16, 2011
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4400 Carillon Point,
Kirkland, WA	98033
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 16, 2011, Clear Wireless, LLC (“Clearwire”), a wholly-owned subsidiary of Clearwire Corporation, and Ericsson, Inc. (“Ericsson”) entered into a Managed Services Agreement under which Ericsson will operate, maintain, and support Clearwire’s WiMAX network. As part of the agreement, it is anticipated that approximately 730 Clearwire network operations employees and contractors will be transferred to Ericsson. Clearwire will continue to own and control all network assets and to have full responsibility for network operations, design, planning, and future technology strategy and investment decisions. In addition, Clearwire retains the right to make all policy, legal, and regulatory decisions applicable to Clearwire’s network.
     The Managed Services Agreement commenced on May 16, 2011 and will continue for a period of seven (7) years from the date Ericsson begins performing services, which is anticipated to be June 27, 2011. Clearwire may, in its sole discretion, extend the term of the Managed Services Agreement for up to three (3) successive periods of not more than one (1) year each.
     Clearwire will pay Ericsson annual service fees over the 7-year term. Service fees are a function of an agreed-upon initial baseline number of network elements. To meet dynamic service demand based on growth or reduction in the number of network elements, Ericsson is required to provide services for a defined, network element volume band above and below the initial baseline, with no change in service fees. Service fees will be adjusted if the number of network elements exceeds or falls below the network element volume band.
     If Clearwire terminates the Managed Services Agreement for convenience prior to expiration of the term of the Agreement, Clearwire is required to pay a percentage of average service fees over the preceding twelve months plus severance expenses for Ericsson employees substantially dedicated to providing the Services being terminated to Clearwire who cannot reasonably be redeployed to other Ericsson activities and not re-hired by Clearwire.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: May 20, 2011	By:	/s/ Hope F. Cochran
Hope F. Cochran
Chief Financial Officer